UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURUSANT TO RULES 13d-1(b)
           AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                               (Amendment No. --)*


                                   Sonus Corp.
                                (Name of Issuer)


                   Common Shares, without nominal or par value
                         (Title of Class of Securities)


                                   835691-10-6
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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



-----------------------------------------------------------------------------------------------------------------------------
  1          NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             BRANDON M. DAWSON
-----------------------------------------------------------------------------------------------------------------------------
  2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                                             (a) |-|
                                                                                             (b) |X|
-----------------------------------------------------------------------------------------------------------------------------
  3          SEC USE ONLY



-----------------------------------------------------------------------------------------------------------------------------
  4          CITIZENSHIP OR PLACE OF ORGANIZATION

             UNITED STATES
-----------------------------------------------------------------------------------------------------------------------------
                                           5           SOLE VOTING POWER

               NUMBER OF                                   4,550,000
                                       --------------------------------------------------------------------------------------
                SHARES                     6           SHARED VOTING POWER

             BENEFICIALLY                                  -0-
                                       --------------------------------------------------------------------------------------
             OWNED BY EACH                 7           SOLE DISPOSITIVE POWER

               REPORTING                                   4,550,000
                                       --------------------------------------------------------------------------------------
              PERSON WITH                  8           SHARED DISPOSITIVE POWER

                                                           -0-
-----------------------------------------------------------------------------------------------------------------------------
  9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      4,550,000
-----------------------------------------------------------------------------------------------------------------------------
 10          CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                 Not applicable
-----------------------------------------------------------------------------------------------------------------------------
 11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      16.5%
-----------------------------------------------------------------------------------------------------------------------------
 12          TYPE OF REPORTING PERSON

                      IN
-----------------------------------------------------------------------------------------------------------------------------


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



Item 1(a)         Name of Issuer:  SONUS CORP.


Item 1(b)         Address of Issuer's Principal Executive Offices:  111 S.W. FIFTH AVENUE, SUITE 2390
                                                                    PORTLAND, OREGON  97204


Item 2(a)         Name of Person Filing:  BRANDON M. DAWSON


Item 2(b)         Address of Principal Business Office or, if none, Residence:

                  111 S.W. FIFTH AVENUE, SUITE 2390
                  PORTLAND, OREGON  97204


Item 2(c)         Citizenship:      UNITED STATES


Item 2(d)         Title of Class of Securities:

                  COMMON SHARES, WITHOUT NOMINAL OR PAR VALUE


Item 2(e)         CUSIP Number:

                  835691-10-6

Item 3            If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                  Not applicable

Item 4            Ownership

                  The following information is as of December 31, 1997 (not adjusted for one-for-five reverse stock split effective February 9, 1998):

                  (a)      Amount Beneficially Owned:  4,550,000


                  (b)      Percent of Class:  16.5%


                  (c)      Number of shares as to which the owner has:

                            (i)     Sole power to vote or to direct the vote:  4,550,000

                           (ii)     Shared power to vote or to direct the vote:



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




                          (iii)     Sole power to dispose or to direct the disposition of:  4,550,000

                           (iv) Shared power to dispose or to direct the disposition of:


Item 5            Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of five percent of the class of securities, check the following [ ].


Item 6            Ownership of More than Five Percent on Behalf of Another Person:

                  Not applicable


Item 7            Identification and Classification of the Subsidiary which Acquired the Security Being
                  Reported on by the Parent Holding Company:

                  Not applicable


Item 8            Identification and Classification of Members of the Group:

                  Not applicable


Item 9            Notice of Dissolution of Group:

                  Not applicable


Item 10           Certification:

                  Not applicable


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



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


                                                      February 9, 1998
                                                                    (Date)


                                                     /s/ Brandon M. Dawson
                                                     Brandon M. Dawson



         ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
                       FEDERAL CRIMINAL VIOLATIONS (SEE 18 USC 1001)


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